TEXTRON	Exhibit 99.1
Corporate Communications Department NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Replaces Short-term Funding and Enhances Cash Position

Providence, Rhode Island – February 4, 2009 – Textron Inc. (NYSE: TXT) today announced that it has drawn the balance of the $3.0 billion committed bank credit lines available to Textron and its commercial finance subsidiary, Textron Financial Corporation (TFC).  After repayment of all commercial paper outstanding, this will provide the enterprise with added cash liquidity of approximately $1.2 billion. Amounts borrowed under the credit lines will not be due for repayment until April of 2012.

"Today’s actions are consistent with the comprehensive liquidity plan outlined in our earnings call, and we believe the additional liquidity puts Textron and TFC in a strong position for 2009 and beyond.  It is prudent to ensure cash liquidity in the current environment, and the bank credit lines provide such liquidity at very attractive terms.  This liquidity strengthens Textron and will put TFC in a stronger position as it executes its downsizing strategy," said Textron Chairman and CEO Lewis B. Campbell. The company’s liquidity plan includes the liquidation of non-captive finance receivables, asset sales at TFC, new TFC securitizations or securitization extensions, capital market alternatives, Textron asset sales and cash generated by manufacturing operations.

About Textron

Textron Inc. is a $14.2 billion multi-industry company operating in 28 countries with approximately 42,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

###

Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (bb) continued volatility and further deterioration of the capital markets.